Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND RELEASE

SLM Corporation and its subsidiaries, predecessors, affiliates and successors and entities that after the date hereof become former direct or indirect subsidiaries of SLM Corporation (collectively “SLM”) and I, Albert L. Lord, have reached the following understanding and agreement. In exchange for the Plan Benefits and other consideration listed below, I agree to comply fully with the terms of this Agreement and Release (“Agreement and Release”). In exchange for my agreements, SLM agrees to provide me with the Plan Benefits and other consideration listed below, to which I am not otherwise entitled. SLM Corporation represents and warrants that this Agreement and Release has received all necessary corporate approvals.

(1) Plan Benefits and other consideration:

(a) I shall cease to be an employee, officer and director of SLM as of May 29, 2013 (the “Separation Date”), and I hereby agree (i) to resign and relinquish, effective as of the Separation Date, all director and officer positions (or comparable positions) with or in connection with SLM; (ii) upon the request of SLM Corporation from time to time, to resign and relinquish my position or membership on behalf of SLM with or in connection with any trade or similar organization and take any action reasonably requested by the SLM Corporation to facilitate another employee of SLM succeeding to such position or membership; (iii) to complete any formalities by signing any required resignation letters or other similar documents that are reasonably requested by any SLM company in connection with such resignation; and (iv) to continue to comply with the provisions of this Agreement and Release.

(b) Unless I have revoked this Agreement and Release pursuant to Section (9) below, pursuant to Section 3.02(a)(III) of the SLM Corporation Executive Severance Plan for Senior Officers (the “Severance Plan”) as applied to my termination of employment hereunder, SLM will pay me severance in the following manner: (i) any compensation and benefits, including unused vacation, accrued through the Separation Date (“Accrued Benefits”); (ii) a total amount of $6,757,354, less withholding taxes and other deductions required by law, payable in a lump sum in cash on the first business day on or immediately following the eighth calendar day after my signature on this Agreement and Release (the “First Payment Date”); and (iii) $3,234,000, less withholding taxes and other deductions required by law, payable in a lump sum in cash when annual bonus payments are made to named executive officers of SLM Corporation but no later than February 28, 2014 (such payments set forth in sub-clauses (ii) and (iii), the “Plan Benefits”).

(c) Medical/Dental/Vision Continuation: My current medical, dental, and vision coverage will continue through the end of the month of my termination. Beginning on the first day of the month following my Separation Date, I will have the right to continue my current medical, dental, and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 24 months. Under the Severance Plan, if I properly elect COBRA continuation coverage, SLM will pay the employer portion of the total cost of my medical, dental and vision insurance premiums for the 24-month period of June 1, 2013 through May 31, 2015.

(d) Other Benefit Programs: I waive future coverage and benefits under all SLM disability programs, but this Agreement and Release does not affect my eligibility for other SLM medical, dental and vision insurance (as described above in Section (1)(c)), life insurance, retirement, and benefit plans. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after my termination, after which I may be able to purchase continued coverage under certain of such plans. I understand that, except for the benefits that may be due under the 401(k) plans, deferred compensation, equity or pension plans to which I may be entitled under SLM’s standard employee benefit plans for similarly situated employees and executives, I will not receive any other wage, paid time off, or other similar payments from SLM or any of the entities discussed in Section (2) below.

(e) Equity Compensation Awards: SLM Corporation agrees that, on the First Payment Date, (i) all of my outstanding stock options, to the extent unvested, will become vested and exercisable and will remain exercisable until the first anniversary of the Separation Date; and (ii) my outstanding restricted stock units and performance stock units will continue to vest in accordance with their existing terms; provided that, in the event of the consummation of the separation of SLM Corporation’s existing businesses into two separate, publicly traded entities, such performance stock units will be treated in the same manner as similar awards granted to the named executive officers of SLM Corporation. SLM Corporation agrees that, in the event that it is not reasonably practicable to treat such performance stock units in such manner, it will permit me to accelerate their vesting and settlement and, should such acceleration result in any taxes, interest or penalties under Section 409A (as defined below), it will indemnify me for any such actually imposed and paid taxes, interest and penalties under Section 409A not to exceed 20% of the value of such performance stock units at the effective time of acceleration (for the avoidance of doubt, without any gross-up).

(f) Expense Reimbursement: SLM Corporation agrees to reimburse me (i) as soon as reasonably practicable after the Separation Date, for reasonable out-of-pocket business expenses incurred by me in the ordinary course of business in connection with my employment by SLM in accordance with SLM Corporation’s established travel and entertainment policies for similarly situated employees, subject to my provision of documentation of the incurred expenses reasonably satisfactory to SLM Corporation prior to or within 2 weeks following the Separation Date; (ii) for reasonable transition expenses incurred by me following my termination of employment (“Transition Expenses”), which Transition Expenses will (x) not exceed an aggregate amount of $300,000 (the “Transition Expenses Cap”), (y) be subject to my provision of documentation of the incurred expenses reasonably satisfactory to SLM Corporation and (z) be limited to expenses relating to rent and furnishings for an office space in Washington, D.C. (excluding any offices of SLM), moving expenses for my business effects from Delaware and Virginia to Washington, D.C. and salary and benefits payable to my executive assistant and similar ancillary Transition Expenses; and (iii) for up to $35,000 in legal fees and expenses reasonably incurred in connection with the negotiation and execution of this Agreement and Release, subject to my provision of non-privileged documentation of the incurred expenses reasonably satisfactory to SLM Corporation. Provision of documentation pursuant to this Section 1(f) will be made to the attention of Executive Vice President, Administration (currently, Joni Reich) at the physical address listed in Section (13) below and the electronic mail address of joni.reich@salliemae.com.

(2) Release: In consideration of the Plan Benefits and other consideration set forth in Section (1) above, I agree to release SLM, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of the former and current officers, employees, directors, agents, representatives and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively, “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release relating in any way to my employment or service as an officer, director or employee of SLM or the termination thereof, except claims that the law does not permit me to waive by signing this Agreement and Release. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (“ADEA”), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, National Labor Relations Act (“NLRA”), the Americans with Disabilities Act (“ADA”), Family and Medical Leave Act, Genetic Information Nondiscrimination Act (“GINA”) of 2008, the Employee Retirement Income Security Act of 1974 (“ERISA”), individual relief under the Sarbanes-Oxley Act of 2002, or individual relief under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Delaware Fair Employment Practices Act, Delaware Equal Pay Law, Handicapped Persons Employment Protection Act, Delaware Discrimination in Employment Act or The American Recovery and Reinvestment Act of 2009, and any other federal, state or local laws. Further, except as specifically provided for in Section (1)(f)(iii) above, I waive any right to payment of attorneys’ fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of my rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to my employment and separation.

SLM and I (“Parties”) expressly agree, however, that nothing in this Agreement and Release shall preclude my participation as a member of a class in any suit or regulatory action brought against the

Released Parties (not initiated by me) arising out of or relating to any alleged securities violations or diminution in the value of SLM securities arising out of any facts, circumstances, actions or omissions arising or occurring after the Separation Date (“Securities Class Actions”). SLM agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights to seek further indemnification, advancement, and/or contribution under the By-Laws of SLM or any indemnification agreement or policy applicable to officers or directors of SLM Corporation or any subsidiary thereof (each, an “Indemnification Agreement”). SLM hereby reaffirms that I am entitled to indemnification and advancement after termination of my employment, for actions taken or omissions, in each case in my capacity as an officer or director of SLM Corporation or applicable subsidiary thereof under the bylaws of such applicable subsidiary or SLM and any applicable Indemnification Agreement (subject to the provisions of the By-Laws, any such Indemnification Agreement and Delaware law, which limit indemnity and/or advancement in certain circumstances). SLM further agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights to seek direct coverage under any applicable directors and officers liability or indemnity policy, errors and omissions policy or other liability or indemnity insurance policy of SLM (collectively, “Liability Policies”) for actions taken or omissions, in each case as an officer or director of SLM Corporation or any subsidiary thereof. To the extent (i) commercially reasonable and (ii) consistent with coverage obtained in the ordinary course for former officers and directors, SLM undertakes to continue to include me as an insured individual under SLM’s Liability Policies.

(3) Covenant Not To Sue: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:

(a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;

(b) prevent me from enforcing any future claims or rights that arise under the ADEA after I have signed this Agreement and Release; or

(c) prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, initiating, making disclosures, testifying in, providing information to, or assisting in an investigation or proceeding brought by or to any governmental or regulatory body, or official, or in any judicial or administrative action; (iii) making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, and any other law, rule or regulation, subject to the jurisdiction of the Securities and Exchange Commission; or (iv) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission (“SEC”) or any self-regulatory organization.

Notwithstanding anything to the contrary in this paragraph, and except for personal relief provided pursuant to Securities Class Actions not initiated by me, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, EEOC, U.S. Department of Education, OIG, SEC, Consumer Financial Protection Bureau, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in this Agreement and Release, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.

(4) Additional Representations and Promises:

I further acknowledge and agree that:

(a) I will return all SLM and Released Parties’ property in my possession or control to them.

(b) Other than as previously disclosed to SLM’s General Counsel or SLM’s Board of Directors, I hereby represent and warrant that I have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal or potentially illegal conduct or activities. I have disclosed to SLM any information I have concerning any conduct involving SLM that I have reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM. I understand that nothing in this Agreement and Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against SLM.

(c) I agree that, for a period of 24 months following the Separation Date (the “Standstill Period”), I will not (alone or with any of my affiliates or with through anyone acting on my behalf or in concert with me), directly or indirectly, without the prior written consent of SLM Corporation, (i) enter, agree to enter, propose, seek or offer to enter into or facilitate any tender offer, merger, business combination, recapitalization, restructuring or other extraordinary transaction involving SLM Corporation or any of its subsidiaries, (ii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of SLM Corporation; (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of SLM Corporation; (iv) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of SLM Corporation; (v) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of SLM; (vi) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or (vii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing (collectively, “Control Activities”).

(d) If the Board of Directors of SLM Corporation, after reasonable notice to me of its intentions and after I have had a reasonable opportunity to communicate with the Board of Directors regarding the matter, reasonably and in good faith determines that I breached or affirmatively have threatened to breach any provisions of this Agreement and Release, and if after notice of such determination I have not promptly cured such breach (if such breach is capable of cure) or withdrawn such affirmative threat of breach, I agree that SLM may cease to provide any remaining payments of Plan Benefits; it being understood that, upon such notice by the Board of Directors of SLM Corporation, SLM will not be required to provide such remaining payments of Plan Benefits to me prior to the determination by the Board of Directors that there has been no breach or threatened breach (such determination not to be unreasonably delayed).

(e) I understand that SLM in the future may change employee benefits or pay. I understand that my job will be refilled.

(f) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and, except for Accrued Benefits, I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past.

(g) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.

(h) If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement and Release but for my promises and representations.

(5) Adjudication and Waiver of Jury Trial:

(a) THIS AGREEMENT AND RELEASE WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO

ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES, WHETHER OF THE STATE OF DELAWARE OR OTHERWISE. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if each of the Court of Chancery of the State of Delaware and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom (together, the “Chosen Courts”), for the purposes of any dispute, suit, action or other proceeding arising under or out of or related to this Agreement and Release. Each Party hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute, action, suit or proceeding arising out of this Agreement and Release in the Chosen Courts, or that any such dispute, action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND RELEASE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE, ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND RELEASE WILL INSTEAD BE TRIED IN A CHOSEN COURT BY A JUDGE SITTING WITHOUT A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH DISPUTE, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY.

(c) Each Party hereby agrees to bear his or its own legal fees, costs and expenses in connection with any dispute, suit, action or other proceedings arising under or out of or related to this Agreement and Release, regardless of which Party prevails.

(6) Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation: Except as required or permitted by statute, regulation or court order, as reasonably necessary to defend my rights hereunder, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential. In addition, in consideration of the Plan Benefits and other consideration set forth in Section (1) above, I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation and that I continue to be bound by the terms of that agreement except as modified in this Section (6). Notwithstanding the foregoing, in consideration of the Plan Benefits and other consideration set forth in Section (1) above, I agree as follows: I shall not, directly or indirectly, compete with SLM for a period of 24 months after the Separation Date (“Restricted Period”). For the purposes of this Section (6), “compete” means owning an interest in, managing, operating, financing, working for, consulting, advising, representing, or providing services to with or without compensation in any capacity, to any entity or enterprise engaged in any similar business as conducted by SLM at the time of my termination; provided, however, that owning an interest of less than five percent (5%) of any class of security issued by a publicly-traded company that competes with SLM will not constitute competing with SLM.

In further consideration of the Plan Benefits and other consideration set forth in Section (1) above, I agree that for the Restricted Period that I shall not, directly or indirectly, solicit or encourage any officer of SLM to leave the employ of SLM, or, directly or indirectly, hire any such officer or officers; provided that the foregoing shall not be violated solely by general advertising not targeted at any such officer or officers. Further, for the Restricted Period, I shall not, directly or indirectly, contact, for the purpose of soliciting business, or accept business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.

I expressly agree that the markets served by SLM extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section (6) have been designed to be reasonable and are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement and Release is unenforceable, the Parties shall request that the court construe this Agreement and Release in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement and Release, I further agree to inform in writing Sallie Mae’s Senior Vice President, Human Resources of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for twelve (12) months following the termination of my employment.

If (i) the Board of Directors of SLM Corporation, after reasonable notice to me of its intentions and after I have had a reasonable opportunity to communicate with the Board of Directors regarding the matter, reasonably and in good faith determines that I breached or affirmatively have threatened to breach any provisions of this Agreement and Release, and if after notice of such determination I have not promptly cured such breach (if such breach is capable of cure) or withdrawn such affirmative threat of breach, or (ii) a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable or illegal, (x) I will return to SLM 50% (less withholdings previously withheld by law) of any previously paid Plan Benefits; (y) SLM Corporation will cancel 50% of all of my then-outstanding options whose vesting was accelerated pursuant to Section (1)(e) above (“Accelerated Options”), without any payment or consideration therefor; and (z) I will remit to SLM Corporation 50% of the after-tax value of any Accelerated Options (which after-tax value will equal 60% of the difference between the sale price of any shares received upon exercise of such Accelerated Options and the exercise price paid for such shares) realized on any sale by me of any shares acquired upon the exercise of such Accelerated Options, without any payment or consideration therefor. The illegality, unenforceability, or ineffectiveness of any provision of this Section (6) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in this Section (6), I may disclose my SLM restrictive covenants to prospective employers and agree that SLM may provide a copy of this Agreement and Release to my prospective or future employers.

(7) Non-Disparagement: I agree not to disparage SLM, its business practices, products and services, or any other entity or person covered by this Agreement and Release. SLM Corporation agrees to direct the members of the Board of Directors and the executive officers of SLM Corporation not to disparage me. Each Party understands and agrees that the immediately preceding sentences will not prevent the other Party (including, in the case of SLM, the members of the Board of Directors and the executive officers of SLM Corporation) from complying with applicable law or responding to informal or formal requests for information from governmental authorities or lawful process, from taking any action in defense of any litigation or arbitration or similar proceeding or from asserting any claim or defense in connection with any litigation arising with respect to this Agreement and Release. Further, each Party understands and agrees that the first two sentences of this Section (7) do not prevent any Party from (i) engaging in normal market promotion in support of competitive business activities after the expiration of the Restricted Period or (ii) engaging in Control Activities after the expiration of the Standstill Period.

(8) Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before the Separation Date; (b) that I was offered a period of 21 calendar days to review and consider it; (c) that I understand I could use as much of the 21 calendar day period as I wish prior to signing; and (d) that I was strongly encouraged to consult and did consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision. I waive any rights to further time to consider the Agreement and Release.

(9) Revocation of Claims: I understand that I may revoke the waiver of the ADEA claims made in this Agreement and Release within seven (7) days of my signing. If I revoke, my waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive 70% of the Plan Benefits. Revocation of claims can be made by delivering a written notice of revocation in accordance with Section (13).

(10) Section 409A: This Agreement and Release is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and will be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year will affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits will be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement and Release will be treated as a separate payment. Any payments to be made under this Agreement and Release upon a termination of employment will only be made upon a “separation from service” under Section 409A. SLM makes no representations that the payments provided under this Agreement and Release comply with Section 409A, and in no event will SLM be liable for any taxes, interest, penalties or other expenses that may be incurred by me on account of non-compliance with Section 409A, other than as specifically provided in Section (1)(e) above. Notwithstanding any other provision with respect to the timing of payments under this Agreement and Release, to the extent necessary to comply with the requirements of Section 409A, any payments to which I may become entitled under this Agreement and Release which are subject to Section 409A (and not otherwise exempt from its application) that are payable (i) in a lump sum within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time I will be paid the amount of such lump sum payments in a lump sum and (ii) in installments within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time I will be paid the aggregate amount of such installment payments in a lump sum, and after the first business day of the seventh month following the date of termination and continuing each month thereafter, I will be paid the regular payments otherwise due to me in accordance with the payment terms and schedule set forth herein.

(11) I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, if not timely revoked pursuant to Section (9) above, is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. If I challenge the validity of this Agreement and Release and this Agreement and Release is held to be unenforceable or contrary to law, I agree to repay the Plan Benefits I received.

(12) In addition, in consideration of the Plan Benefits and other consideration set forth in Section (1) above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews, depositions, discovery, hearings, and trial; and (4) contacting SLM. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses.

(13) Your and SLM Corporation’s respective addresses are set forth below. Any notice provided for or concerning the Agreement shall be in writing and shall be deemed sufficiently given when delivered by hand, sent by certified mail, return receipt requested, sent by courier service or sent by electronic mail to the respective address of the other party as set forth below, or to such other address as either party may supply to the other by way of a notice conforming with this provision.

If to SLM Corporation, to:

SLM Corporation

300 Continental Drive

Newark, DE 19713

Attention: General Counsel

Email: Laurent.Lutz@salliemae.com

If to Albert Lord, to:

Albert Lord

1805 River Watch Lane

Annapolis, MD 21401

Email: ALord@crvslm.com

Notices shall be deemed delivered upon actual delivery to, or tender to and rejection by, the person to whom it is addressed.

(14) This Agreement and Release may be signed in counterpart (including by pdf or other electronic signature), each of which shall be considered an original but all of which taken together shall constitute only one instrument.

Before you sign this Agreement and Release, please take it home, read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney. You have up to 21 calendar days to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. By signing this Agreement and Release, you will be waiving any claims whether known or unknown.

/s/ Albert L. Lord	5/29/2013
Name: Albert L. Lord	Date

/s/ Laurent C. Lutz	5/29/2013
Name: Laurent C. Lutz	Date
Executive Vice President, General Counsel and Corporate Secretary